Key Energy Services, Inc.

                 Supplement to Prospectus dated February 6, 1998





Lehman Brothers Inc. as Selling Securityholder is hereby offering for resale $1,665,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2004 (the "Notes") of Key Energy Services, Inc., a Maryland Corporation (the "Company"). The Notes are being offered by, and are being sold through, Lehman Brothers Inc. at various prices; no commissions or discounts will be paid in connection with such resales. The Company will not receive any of the proceeds from the resale of the Notes offered hereby.

Lehman Brothers Inc. acted as co-manager in the Company's private placement of the Notes in September, 1997 and as a lender and arranger under a Bridge Loan Agreement dated as of September 14, 1998 by and among the Company, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Administrative Agent, and certain other parties.
















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           The date of this Prospectus Supplement is January 14, 1999.